Exhibit 10.6

CATERPILLAR INC.
SUPPLEMENTAL EMPLOYEES’
INVESTMENT PLAN

(As Amended and Restated Effective July 31, 2012)

Table of Contents

ARTICLE I	DEFINITIONS

ARTICLE II	ELIGIBILITY AND PARTICIPATION

ARTICLE III	DEFERRAL CREDITS AND MATCHING CREDITS

ARTICLE IV	VESTING

ARTICLE V	INVESTMENT OF ACCOUNTS

ARTICLE VI	DISTRIBUTIONS

ARTICLE VII	SPIN-OFF TO SDCP

ARTICLE VIII	ADMINISTRATION OF THE PLAN

ARTICLE IX	AMENDMENT

ARTICLE X	GENERAL PROVISIONS

i

CATERPILLAR INC.
SUPPLEMENTAL EMPLOYEES’ INVESTMENT PLAN
PREAMBLE
Effective October 14, 1987, Caterpillar Inc. (the “Company”) established the Caterpillar Inc. Supplemental Employees’ Investment Plan (the “Plan”). The Plan has been amended and restated on a number of occasions. By the execution of this document, the Company hereby amends and restates the Plan in its entirety, effective as of June 1, 2009.
ARTICLE I
DEFINITIONS
1.1    General. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall be a term defined in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:
(a)    “401(k) Plan” means the Caterpillar 401(k) Plan, as amended or any successor to such plan.
(b)    “Adopting Affiliate” means any Affiliate that has been authorized by the Company to adopt the Plan and which has adopted the Plan. All Affiliates that adopted the Plan on or before the Effective Date and that had not terminated such adoption shall continue to be Adopting Affiliates but no Affiliate that was not an Adopting Affiliate as of the Effective Date shall be permitted to adopt the Plan.
(c)    “Affiliate” means a parent business that controls, or a subsidiary business that is controlled by, the Company.
(d)    “Base Pay” means the base salary paid to a Participant as determined in accordance with the established pay practices of the Company and Adopting Affiliates. Base Pay shall include any lump-sum base salary adjustment and any variable base pay.
(e)    “BFC” means the Benefit Funds Committee of the Company, which is the committee formed by resolution of the Board of Directors of the Company, and which has the responsibility and authority to ensure the proper operation and management of the financial aspects of the 401(k) Plan.
(f)    “Board” means the Board of Directors of the Company, or any authorized committee of the Board.
(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(h)    “Company” means Caterpillar Inc., and, to the extent provided in Section 10.8 (Successors) below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.
(i)    “Company Stock” means common stock issued by the Company.
(j)    “Company Stock Fund” means the Investment Fund described in Section 5.3 (Special Company Stock Fund Provisions).
(k)    “Deferral Credits” means the deferral credits allocated to a Participant in accordance with Section 3.2 (Deferral Credits).

(l)    “Director” means the Company’s Director of Compensation + Benefits.
(m)    “Disability” or “Disabled” means that a Participant is “totally and permanently disabled” and eligible to receive long-term disability benefits pursuant to the terms and provisions of the long-term disability plan sponsored by the Company or an Affiliate in which the Participant participates.
(n)    “Effective Date” means March 25, 2007.
(o)    “Eligible Pay” means Base Pay minus any deferral credits made pursuant to the Caterpillar Inc. Deferred Employees’ Investment Plan.
(p)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
(q)    “Investment Fund” means the notional investment funds established by the terms of the Plan pursuant to Article V (Investment of Accounts).
(r)    “Matching Credits” means the matching credits allocated to a Participant in accordance with Section 3.3 (Matching Credits).
(s)    “Participant” means an employee of the Company or any Adopting Affiliate who had satisfied the eligibility requirements for participation in the Plan as of the Effective Date and who, as of such date, has amounts credited to his accounts under this Plan.
(t)    “Plan” means the Caterpillar Inc. Supplemental Employees’ Investment Plan, as set forth herein and as it may be amended from time to time.
(u)    “Plan Administrator” means the Director.
(v)    “Plan Year” means the calendar year.
(w)    “Post-1996 Deferrals” means the Deferral Credits made by a Participant on and after January 1, 1997 and before January 1, 2005 (including the earnings/losses thereon).
(x)    “Post-2004 Deferrals” means the Deferral Credits and Matching Credits made by a Participant on and after January 1, 2005 determined pursuant to Section 7.2 (Amounts Spun-Off).
(y)    “SDCP” means the Caterpillar Inc. Supplemental Deferred Compensation Plan, as amended.
(z)    “Valuation Date” means each day of the Plan Year on which the New York Stock Exchange is open for trading.
(aa)    “GSCS” means Caterpillar Logistics Services LLC (f/k/a Caterpillar Logistics Services, Inc.).
(bb)    “GSCS Participant” means a Participant who is employed by GSCS upon the closing of the sale of GSCS to an entity that is not an Affiliate.

(cc)    “GSCS Closing Date” means the date on which the sale of GSCS to an entity that is not an Affiliate is completed.

1.2    Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of Illinois without regard to conflict of law principles and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other Federal law.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Existing Participants. Each individual who was a Participant in the Plan as of the Effective Date shall continue as such, subject to the provisions hereof.
2.2    New Participants. No individual shall become eligible to participate in the Plan after the Effective Date.

ARTICLE III
DEFERRAL CREDITS AND MATCHING CREDITS
3.1    Credits Ceased. Effective as of March 26, 2007, all credits (other than credits associated with the adjustment of accounts pursuant to Section 5.1 (Adjustment of Accounts) to the Plan shall cease. Participants shall not be permitted to make Deferral Credits and the Plan Administrator shall no longer allocate Matching Credits to Participants’ accounts.
3.2    Deferral Credits. Immediately prior to March 26, 2007, Participants were permitted to defer the receipt of 6% of the Eligible Pay otherwise payable to the Participant by the Company or an Adopting Affiliate in any Plan Year. A Participant’s election to make Deferral Credits only applied to the Eligible Pay that was in excess of the dollar limit imposed by Section 401(a)(17) of the Code during that Plan Year. The deferrals made prior to March 26, 2007 were subject to the provisions of the Plan as in effect at the time the deferral election was made and such uniform and non-discriminatory rules as were adopted by the Plan Administrator in that regard.
3.3    Matching Credits. For periods ending on or before the Effective Date, the Plan Administrator allocated matching credits to the Participant’s accounts in an amount equal to 100% of the Participant’s Deferral Credits.

ARTICLE IV
VESTING
4.1    Vesting. Subject to Section 10.1 (Participant’s Rights Unsecured), each Participant shall at all times be fully vested in all amounts credited to or allocable to his accounts hereunder and his rights and interest therein shall not be forfeitable.

ARTICLE V
INVESTMENT OF ACCOUNTS
5.1    Adjustment of Accounts. Except as otherwise provided elsewhere in the Plan, as of each Valuation Date, each Participant’s accounts will be adjusted to reflect the positive or negative rate of return on the Investment Funds selected by the Participant pursuant to Section 5.2(b) (Investment Direction - Participant Directions). The rate of return will be determined by the Plan Administrator pursuant to Section 5.2(f) (Investment Direction – Investment Performance) and will be credited or charged in accordance with policies applied uniformly to all Participants.

5.2    Investment Direction.
(a)    Investment Funds. Each Participant may direct the notional investment of amounts credited to his Plan accounts in one or more of the Investment Funds. The Investment Funds shall, at all times, be notional funds that track the returns of the investment funds selected by the BFC for purposes of the 401(k) Plan and made available to 401(k) Plan participants. In addition, the Investment Funds shall, at all times, include a Company Stock Fund as described in Section 5.3 (Special Company Stock Fund Provisions). Neither the Company, each Adopting Affiliate, the Plan Administrator, the BFC, nor any other party shall have any responsibility, duty of care (whether express or implied) or liability to any Participant in regards to designation of the Investment Funds as set forth in this Section 5.2(a).
(b)    Participant Directions. Each Participant may direct that all of the amounts attributable to his accounts be invested in a single Investment Fund or may direct that whole percentage increments of his accounts be invested in such fund or funds as he shall desire in accordance with such procedures as may be established by the Plan Administrator. Unless the Plan Administrator prescribes otherwise, such procedures generally shall mirror the procedures established under the 401(k) Plan for participant investment direction.
(c)    Changes and Intra-Fund Transfers. Participant investment directions may be changed, and amounts may be transferred from one Investment Fund to another, in accordance with the procedures established by the Plan Administrator. The designation will remain in effect until changed by the timely submission of a new designation by the Participant.
(d)    Default Selection. In the absence of a designation by the Participant, such Participant will be deemed to have directed the notional investment of his accounts in the Investment Fund that tracks the return of the 401(k) Plan investment fund that is designated by the BFC as the “default” investment fund for purposes of the 401(k) Plan.
(e)     Impact of Election. The Participant’s selection of Investment Funds shall serve only as a measurement of the value of the Participant’s Accounts pursuant to Section 5.1 (Adjustment of Accounts) and this Section 5.2. None of the Company, the BFC, or the Plan Administrator are required to actually invest a Participant’s accounts in accordance with the Participant’s selections.
(f)    Investment Performance. Accounts shall be adjusted on each Valuation Date to reflect investment gains and losses as if the accounts were invested in the Investment Funds selected by the Participants in accordance with this Section 5.2 and charged with any and all reasonable expenses as provided in paragraph (g) below. The earnings and losses determined by the Plan Administrator in good faith and in his discretion pursuant to this Section 5.2 shall be binding and conclusive on the Participant, the Participant’s beneficiary and all parties claiming through them.
(g)    Charges. The Plan Administrator may (but is not required to) charge Participants’ accounts for the reasonable expenses of administration including, but not limited to, carrying out and/or accounting for investment instructions directly related to such accounts.
5.3    Special Company Stock Fund Provisions.
(a)    General. A Participant’s interest in the Company Stock Fund shall be expressed in whole and fractional notional units of the Company Stock Fund. The Company Stock Fund shall track an investment in Company Stock in the same manner as the 401(k) Plan’s company stock fund. Accordingly, the value of a unit in the Plan’s Company Stock Fund shall be the same as the value of a unit in the 401(k) Plan’s company stock fund. Notwithstanding the foregoing, if and to the extent that a company stock fund is no longer maintained under the 401(k) Plan, the Plan Administrator shall establish such rules and procedures as are necessary to maintain the Company Stock Fund hereunder.
(b)    Investment Directions. A Participant’s ability to direct investments into or out of the Company Stock Fund shall be subject to such procedures as the Plan Administrator may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, and other applicable requirements. Such procedures also may limit or restrict a Participant’s ability to make (or modify previously made) deferral and distribution elections pursuant to Articles III (Deferral Credits and Matching Credits) and VI (Distributions), respectively. In furtherance, and not in limitation, of the foregoing, to the extent a Participant acquires any interest in an equity security under the Plan for purposes of Section 16(b), the Participant shall not dispose of that interest within six months, unless specifically exempted by Section 16(b) or any rules or regulations promulgated thereunder.
(c)    Compliance with Securities Laws. Any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all applicable securities law requirements, including but not limited to the last sentence of paragraph (b) above and Rule 16b-3 promulgated by the Securities Exchange Commission. To the extent that any election violates any securities law requirement or the Company’s stock trading policies and procedures, the election shall be void.
(d)    Compliance with Company Trading Policies and Procedures. Any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all Company Stock trading policies promulgated by the Company. To the extent that any election violates any such trading policy or procedures, the election shall be void.
5.4    Application to Beneficiaries. Following the death of a Participant, the term “Participant” in this Article V shall refer to the Participant’s beneficiary described in Section 6.5 (Payment Upon Death).

ARTICLE VI
DISTRIBUTIONS
6.1    General Right to Receive Distribution. Following termination of employment with the Company, death or Disability, the Participant’s accounts will be distributed in the manner and at the time provided in Sections 6.3 (Form of Distribution) and 6.4 (Timing of Distribution) or Section 6.5 (Payment Upon Death), as applicable. A transfer of a Participant from the Company or any Affiliate to any other Affiliate or the Company shall not be deemed to be a termination of employment with the Company for purposes of this Article VI.
6.2    Amount of Distribution. The amount distributed to a Participant shall be based on the vested amounts credited to the Participant’s accounts as of the Valuation Date immediately preceding the date of the distribution. Amounts shall be valued at the fair market value on the relevant Valuation Date determined pursuant to uniform and non-discriminatory procedures established by the Plan Administrator.
6.3    Form of Distribution.
(a)    Default Form of Distribution. Accounts shall be distributed in cash in a single lump-sum payment.
(b)    Optional Form of Distribution. A Participant may elect to receive his distribution in the form of quarterly, semi-annual or annual cash installments for a period of up to fifteen years by filing an election with the Plan Administrator before the last Company business day of November of the second year that precedes the year the distribution is scheduled to commence pursuant to Section 6.4 (Timing of Distribution). If an election pursuant to this paragraph (b) of this Section 6.3 cannot be honored because it was not timely filed, distributions shall be made in accordance with the most recent valid election made by the Participant that precedes the invalid election. If no such election exists, distributions shall be made in a single Lump-Sum in accordance with paragraph (a) of this Section 6.3.
(c)    Change of Election. A Participant may change an installment distribution election by filing a new installment distribution election with the Plan Administrator before the last Company business day of November of the second year that precedes the year the distribution is scheduled to commence pursuant to Section 6.4 (Timing of Distribution). There shall be no limitation on the number of times that a Participant may change his election in accordance with this paragraph (c).
6.4    Timing of Distribution.
(a)    Default Timing of Distribution. Accounts shall be distributed within an administratively reasonable period of time following the Participant’s termination of employment, death or Disability.
(b)    Deferral of Distribution. A Participant may elect to defer the distribution of his accounts beyond his termination of employment, death or Disability by filing an election with the Plan Administrator: (1) while the Participant is employed by the Company or an Affiliate and (2) before the last Company business day of November in the year prior to the year during which the Participant’s termination of employment, death or Disability occurs. If an election pursuant to this paragraph (b) cannot be honored because it was not timely filed, distributions shall be made in accordance with the most recent valid election made by the Participant that precedes the invalid election. If no such election exists, distributions shall be made within an administratively reasonable period of time following the Participant’s termination of employment, death or Disability in accordance with paragraph (a) of this Section 6.4.
(c)    Change of Election. An election made pursuant to paragraph (b) of this Section 6.4 or election made effective as a result of paragraph (e)(1) of this Section 6.4 may be changed by the Participant by filing a new election with the Plan Administrator: (1) while the Participant is employed by the Company or an Adopting Affiliate and (2) before the last Company business day of November in the year prior to the year during which the Participant’s termination of employment, death or Disability occurs. There shall be no limitation on the number of times that a Participant may change his election in accordance with this paragraph (c).
(d)    Date Elected By Participant. The date elected by a Participant pursuant to paragraphs (b) or (c) of this Section 6.4 must be the first day of any calendar quarter. Notwithstanding the foregoing, if as of the Effective Date, a Participant had made an election whereby the date of distribution elected is not the first day of a calendar quarter, such election shall be honored unless and until the Participant initiates a change to the timing of distribution pursuant to this Section 6.4 or the form of distribution pursuant to Section 6.3 (Form of Distribution).
(e)    Revocation of Election.
(1)    Automatic Revocation. If, as of the distribution date elected by the Participant pursuant to paragraphs (b) or (c) of this Section 6.4 the Participant, is: (i) employed by the Company or an Affiliate and (ii) not Disabled, such election shall be automatically revoked and distributions shall be made within an administratively reasonable period of time following the Participant’s termination of employment, death or Disability in accordance with paragraph (a) of this Section 6.4. Notwithstanding the foregoing, if the distribution date is automatically revoked pursuant to this paragraph (e)(1) and the distribution was to be made in the form of cash installments pursuant to Section 6.3 (Form of Distribution), the date of distribution shall be the first day of the next calendar quarter that is within an administratively feasible period of time following the Participant’s termination of employment, death or Disability in accordance with paragraph (a) of this Section 6.4. Nothing contained in this paragraph (e)(1) shall prevent a Participant from changing his election pursuant to paragraph (c) of this Section 6.4.

(2)    Election Irrevocable Following Termination of Employment. At all times following the Participant’s termination of employment with the Company or an Affiliate, the Participant’s elections made pursuant to this Section 6.4 shall be irrevocable.
6.5    Payment Upon Death.
(a)    Beneficiary Designation. If a Participant should die before receiving a full distribution of his Plan accounts, distribution shall be made to the beneficiary designated by the Participant, in accordance with such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then the Participant’s beneficiary shall be that person or persons entitled to receive distributions of the Participant’s accounts under the 401(k) Plan.
(b)    Timing and Form of Payment to Beneficiary.
(1)    Payments Commenced at Time of Death. If, at the time of the Participant’s death, installment payments of the Participant’s accounts have commenced pursuant to this Article VI, such payments shall continue to the Participant’s beneficiary in the same time and the same form as if the Participant has remained alive until the last installment payment was scheduled to be made.
(2)    Payments Not Commenced at Time of Death.
(i)    Default. If, at the time of the Participant’s death, payments of the Participant’s accounts have not commenced pursuant to this Article VI, the distributions made pursuant to this Section 6.5 shall be made to the Participant’s beneficiary in accordance with the then current and valid distribution elections (as to timing and form) made by the Participant (or, in the absence of such distribution elections, in accordance with the “default” provisions of this Article VI).
(ii)    Separate Election. Notwithstanding the foregoing or anything herein to the contrary, a Participant may make separate elections regarding the timing and form of payments to his beneficiary upon his death. Such separate beneficiary elections shall be valid only if they meet the requirements of Section 6.3 (Form of Distribution) and Section 6.4 (Timing of Distribution). In addition, such separate beneficiary elections may be changed or revoked in accordance with Section 6.3 (Form of Distribution) and Section 6.4 (Timing of Distribution).
(3)    No Changes Permitted by Beneficiary. In no event shall a beneficiary be permitted to change the time and/or form of payment relating to a Participant’s accounts following such Participant’s death either prior to or following such Participant’s death.
6.6    Scheduled Distributions. The Plan as in effect prior to the Effective Date permitted a Participant to elect, at the time the Participant elected to make Deferral Credits, to schedule a distribution date for all or a portion of such Deferral Credits provided: (a) the distribution date scheduled by the Participant was the first day of any calendar quarter and (b) the distribution date scheduled by the Participant was at least four years later than the last day of the Plan Year that includes the Deferral Credits to which the election relates. As of the Effective Date, no Participant had such a scheduled distribution election on file with the Plan Administrator. Because Deferral Credits have ceased pursuant to Section 3.1 (Credits Ceased) and because there are no scheduled distribution elections on file, the scheduled distribution provisions of the Plan as in effect prior to the Effective Date are now without effect.
6.7    Unscheduled Distributions. Notwithstanding anything herein to the contrary, a Participant may elect to receive a lump-sum cash distribution of his Plan accounts at any time while employed by the Company or an Affiliate in accordance with this Section 6.7 and the uniform and non-discriminatory procedures adopted by the Plan Administrator.

(a)    Amount of Distribution. A Participant may elect to receive five percent to one hundred percent (designated in whole percentages by the Participant) of his Post-1996 Deferrals. Notwithstanding the foregoing, in no event shall the amount of the distribution made pursuant to this Section 6.7 be less than $10,000.00 (determined prior to the application of the forfeiture described in paragraph (b) below).
(b)    Forfeiture. Any distribution made pursuant to this Section 6.7 shall be subject to a forfeiture equal to 10% of the amount elected.
(c)    Election Applies to DEIP. An election for an unscheduled distribution pursuant to this Section 6.7 shall also apply as an election for an unscheduled distribution pursuant to the terms and provisions of the Caterpillar Inc. Deferred Employees’ Investment Plan.
6.8    Withholding. All distributions will be subject to all applicable tax and withholding requirements.

ARTCILE VII
SPIN-OFF TO SDCP
7.1    General. In response to the enactment of Section 409A of the Code and pursuant to transitional guidance issued by the Internal Revenue Service and the Department of Treasury, Deferrals Credits and Matching Credits have been frozen and all amounts deferred and vested on and before December 31, 2004 are “grandfathered” and thus are not subject to the requirements of Section 409A. The Deferral Credits and Matching Credits made pursuant to the Plan from January 1, 2005 through the Effective Date (including the earnings/losses thereon) will be spun-off to SDCP as provided in this Article VII.
7.2    Amounts Spun-Off. All amounts credited to participant accounts pursuant to this Plan on or after January 1, 2005 and through the Effective Date and not fully distributed on or before April 1, 2007 shall be spun-off and allocated to Plan accounts as provided in Section 7.3 (Allocation of Amounts). The amounts deferred prior to January 1, 2005 shall be determined in accordance with Q&A-17 of I.R.S. Notice 2005-1 and any other applicable guidance issued by the Internal Revenue Service or the Department of Treasury.
7.3    Allocation of Amounts. A Participant’s Post-2004 Deferrals shall be allocated to the Participant’s accounts in SDCP as provided therein.
7.4    Deferral Elections. Deferral elections made by participants pursuant to the Plan for amounts to be deferred in 2007 following the Effective Date shall apply to SDCP as provided therein.
7.5    Effective Date of Spin-Off. The spin-off described in this Article VII shall be effective as of 11:59:59 P.M. on the Effective Date.

ARTICLE VIII
ADMINISTRATION OF THE PLAN
8.1    General Powers and Duties. The following list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as he may deem advisable in the administration of the Plan, unless such powers or duties are expressly assigned to another pursuant to the provisions of the Plan.
(d)    General. The Plan Administrator shall perform the duties and exercise the powers and discretion given to him in the Plan document and by applicable law and his decisions and actions shall be final and conclusive as to all persons affected thereby. The Company and the Adopting Affiliates shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform his functions. The Plan Administrator may rely without question upon any such data or information.

(e)    Disputes. Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and his decision shall be final. Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of the Plan, the decision of the Plan Administrator shall be final.
(f)    Agents. The Plan Administrator may engage agents, including recordkeepers, to assist him and he may engage legal counsel who may be counsel for the Company. The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel, actuary or physician.
(g)    Insurance. At the Director’s request, the Company shall purchase liability insurance to cover the Director in his activities as the Plan Administrator.
(h)    Allocations. The Plan Administrator is given specific authority to allocate responsibilities to others and to revoke such allocations. When the Plan Administrator has allocated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been allocated.
(i)    Records. The Plan Administrator shall supervise the establishment and maintenance of records by its agents, the Company and each Adopting Affiliate containing all relevant data pertaining to any person affected hereby and his or her rights under the Plan.
(j)    Interpretations. The Plan Administrator, in his sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).
(k)    Electronic Administration. The Plan Administrator shall have the authority to employ alternative means (including, but not limited to, electronic, internet, intranet, voice response or telephonic) by which Participants may submit elections, directions and forms required for participation in, and the administration of, the Plan. If the Plan Administrator chooses to use these alternative means, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the Plan Administrator will be deemed to satisfy any provision of the Plan calling for the submission of a written election, direction or form.
(l)    Accounts. The Plan Administrator shall combine the various accounts of a Participant if he deems such action appropriate. Furthermore, the Plan Administrator shall divide a Participant’s accounts into sub-accounts if he deems such action appropriate.
(m)    Delegation. The Plan Administrator may delegate his authority hereunder, in whole or in part, in his sole and absolute discretion.
8.2    Certain Exercise of Discretion Prohibited. Notwithstanding anything herein to the contrary, the Plan Administrator (or any other individual or entity to whom the power to exercise discretion hereunder is granted) shall not exercise the discretion granted in a manner that would create a “material modification” (as determined pursuant to Notice 2005-1 and any other applicable guidance issued by the Internal Revenue Service or the Department of Treasury) to the Plan as it was in effect on October 3, 2004.
8.3    Claims Procedures. Benefit claims under the Plan shall be resolved in accordance with uniform and nondiscriminatory procedures adopted by the Plan Administrator in accordance with Section 503 of ERISA.
ARTICLE IX
AMENDMENT
9.1    Amendment. The Company shall have the right at any time to amend, in whole or in part, any or all of the provisions of this Plan by action of the Board of Directors of the Company; provided, however, if the amendment does not constitute a reallocation of fiduciary duties among those designated to act under the Plan or an allocation of fiduciary duties to committees and/or persons not previously designated to act under the Plan, then the Company’s Vice President, Human Services Division, shall have the authority to amend the Plan, acting in consultation with the Company’s Chairman of the Board and the appropriate Group President(s) of the Company (or in consultation with the full Board of Directors if the Chairman of the Board deems it necessary and appropriate). The Company’s Vice President, Human Services Division, may designate any other officer(s) of the Company as having authority to amend the Plan in the Vice President’s absence, which officer shall also act in consultation with the Company’s Chairman of the Board and the appropriate Group President(s) of the Company (or in consultation with the full Board of Directors if the Chairman of the Board deems it necessary and appropriate).
9.2    Effect of Amendment. Any amendment of the Plan shall not directly or indirectly reduce the balance of any Plan account as of the effective date of such amendment. Notwithstanding the foregoing or anything in this Plan to the contrary, any amendment to the Plan effective on or after October 3, 2004 that creates a “material modification” (as determined pursuant to Notice 2005-1 and any other applicable guidance issued by the Internal Revenue Service or the Department of Treasury) shall only be effective if such amendment expressly states an intent by the Company to materially modify the Plan (and thus subject it to Section 409A of the Code).
9.3    Termination. To the extent permitted by applicable law, the Company expressly reserves the right to terminate the Plan at any time. Pursuant to the foregoing and the provisions of Sections 9.1 and 9.2, the Plan is irrevocably terminated with respect to all GSCS Participants upon the GSCS Closing Date and no GSCS Participant shall accrue any benefits under the Plan for any purpose after the GSCS Closing Date. Pursuant to termination of the Plan with respect to GSCS Participants pursuant to this Section 9.3, the balance in each GSCS Participant’s account under the Plan shall be distributed to the GSCS Participant in a single lump-sum payment as soon as practicable after the GSCS Closing Date, but in no event later than December 31 next following the GSCS Closing Date. For purposes of the preceding sentence, the balance in each GSCS Participant’s account shall be determined as of the Valuation Date occurring coincident with or next preceding the date of distribution.

ARTICLE X
GENERAL PROVISIONS
10.1    Participant’s Rights Unsecured. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to a Participant’s accounts hereunder shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. Nothing in this Section shall preclude the Company from establishing a “Rabbi Trust,” but the assets in the Rabbi Trust must be available to pay the claims of the Company’s general creditors in the event of the Company’s insolvency.
10.2    No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.
10.3    No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution from the Plan except in accordance with the terms of the Plan. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or an Adopting Affiliate.
10.4    Section 409A.
(a)    Material Modification. Notwithstanding anything contained herein to the contrary, this amendment and restatement of the Plan does not, and is not intended to, create a “material modification” (as determined pursuant to Notice 2005-1 and any other applicable guidance issued by the Internal Revenue Service or the Department of Treasury) to the Plan as it was in effect on October 3, 2004 which would subject the Plan to the requirements of Section 409A of the Code. This document shall be construed and interpreted in a manner consistent with that intention.
(b)    Good Faith Compliance. The Deferral Credits and Matching Credits made from January 1, 2005 through the Effective Date (including the earnings/losses thereon) have been administered pursuant to the Plan in “good faith” compliance with Section 409A of the Code pursuant to transitional guidance issued by the Internal Revenue Service and the Department of Treasury.
10.5    Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings. This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits, or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).
10.6    Domestic Relations Orders. Notwithstanding any provision of the Plan to the contrary, and to the extent permitted by law, the Participant’s accounts may be assigned or alienated pursuant to a “Domestic Relations Order” (as such term is defined in Section 414(p)(1)(B) of the Code), subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time.
10.7    Incapacity of Recipient. If the Plan Administrator is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Plan Administrator shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Plan Administrator is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefore.
10.8    Successors. The Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.
10.9    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator, the Company, nor any individual acting as the Plan Administrator’s, or the Company’s employee, agent, or representative shall be liable to any Participant, former Participant, beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.
10.10    Conflicts. If any person holds a position under the Plan through which he or she is charged with making a decision about the administration of his or her own (or any immediate family member’s) Plan participation, including, without limitation, decisions regarding eligibility, or account valuation, or the administration of his or her Plan investments, then such person shall be recused and the decision shall be made by the Plan Administrator. If a decision is required regarding the administration of the Plan Administrator’s Plan participation, including without limitation, decisions regarding eligibility, or account valuation, or the administration of his or her Plan investments, such decision shall be made by the Company’s Vice President, Human Services Division. Nothing in this Section 10.10 shall be construed to limit a Participant’s or the Plan Administrator’s ability to make decisions or elections with regard to his or her participation in the Plan in the same manner as other Participants.